UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 19, 2013

TCF FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-10253	41-1591444
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

200 Lake Street East, Mail Code EX0-03-A, Wayzata, Minnesota 55391-1693

(Address of principal executive offices, including Zip Code)

(952) 745-2760

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with William A. Cooper

On February 19, 2013, TCF entered into an Employment Agreement with William A. Cooper (the “2013 Agreement”), which supersedes the Amended and Restated Agreement (2012) with William A. Cooper dated as of January 25, 2012 (the “2012 Agreement”). The 2013 Agreement amends the 2012 Agreement to provide Mr. Cooper with severance benefits as set forth below. Upon a termination by TCF without Cause or by Mr. Cooper for Good Reason (absent a Change of Control), Mr. Cooper would be entitled to receive a lump sum payment equal to three times his base salary. Upon a termination by TCF without Cause or by Mr. Cooper for Good Reason (upon or following a Change of Control), Mr. Cooper would be entitled to receive a lump sum payment equal to three times the sum of his base salary and annual cash incentive (which for purposes of this formula shall be equal to 100% of his base salary). In addition, if his employment is terminated by TCF without Cause or by Mr. Cooper for Good Reason and such termination occurs after the end of the Company’s fiscal year but prior to the payment of any annual cash incentive payable under the annual cash incentive program applicable to such fiscal year, the Company shall pay Mr. Cooper the amount earned under such annual incentive program when they are paid to other recipients under such program. Additionally, at his election, TCF will pay the monthly premiums for COBRA coverage for up to 12 months. “Cause,” “Good Reason,” and “Change of Control” have the meanings provided in the 2013 Agreement. The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the 2013 Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Employment Agreements with Craig R. Dahl and Thomas F. Jasper

On February 19, 2013, TCF entered into employment agreements with Craig R. Dahl and Thomas F. Jasper (each an “Executive”). Pursuant to the substantially identical employment agreements, each Executive is entitled to receive an annual salary of $550,000 and severance benefits as set forth below. Upon a termination by TCF without Cause or by the Executive for Good Reason (absent a Change of Control), the Executive would be entitled to receive a lump sum payment equal to two times his base salary. Upon a termination by TCF without Cause or by the Executive for Good Reason (upon or following a Change of Control), the Executive would be entitled to receive a lump sum payment equal to two times the sum of his base salary and annual cash incentive (which for purposes of this formula shall be equal to 100% of the Executive’s base salary). In addition, if the Executive’s employment is terminated by TCF without Cause or by the Executive for Good Reason and such termination occurs after the end of the Company’s fiscal year but prior to the payment of any annual cash incentive applicable to such fiscal year, TCF shall pay Executive the annual incentive earned under such incentive program when such amounts are paid to other participants in the program. Additionally, at the Executive’s election, TCF will pay the monthly premiums for COBRA coverage for up to 12 months. “Cause,” “Good Reason,” and “Change of Control” have the meanings provided in their respective agreements. The foregoing description of the agreements is qualified in its entirety by reference to the full text of the agreements, copies of which are attached hereto as Exhibits 10.2 and 10.3 and are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit

Exhibit No.	Description of Exhibit
10.1	Employment Agreement between William A. Cooper and TCF Financial Corporation, effective as of February 19, 2013

10.2	Employment Agreement between Craig R. Dahl and TCF Financial Corporation, effective as of February 19, 2013

10.3	Employment Agreement between Thomas F. Jasper and TCF Financial Corporation, effective as of February 19, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TCF FINANCIAL CORPORATION

/s/ William A. Cooper
William A. Cooper, Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Michael S. Jones
Michael S. Jones, Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Susan D. Bode
Susan D. Bode, Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

Dated:  February 25, 2013